Exhibit 99.1

FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY Provides Preliminary

Fourth Quarter 2016 Results

THE WOODLANDS, TX – February 8, 2017 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or the "Company”) today announced that it expects to report revenues for the three months ended December 31, 2016 in the range of $165 million to $170 million and a net loss of between $5.5 million and $6.5 million. This compares to previously reported guidance for the 2016 fourth quarter of $150 million to $170 million of revenues and net income of approximately breakeven. The net loss for the period was the result of several factors including a $2.5 million non-cash charge on a joint venture project in Texas where Sterling was a 45% minority partner. The charge was the result of a negotiated global settlement with several entities and allowed the project to be closed-out thus avoiding further negotiation and litigation expense. The remaining net losses were attributable to charges on projects and under-recovered equipment costs at Sterling’s Texas subsidiary.

Paul Varello, Sterling’s CEO, commented, “These fourth quarter results are very disappointing relative to the guidance we provided when we reported third quarter earnings in late October. While we have made substantial progress at improving our Texas operations, we remain focused on improving our ability to reliably and accurately forecast project costs and the related earnings, particularly on our legacy projects. On a positive note, our other four subsidiaries collectively exceeded expectations for the quarter. In addition, we continue to win new work, grow backlog and increase margins. We expect these efforts to yield meaningful earnings improvements in 2017 and beyond.”

Sterling’s management will host a conference call on Thursday, February 9, 2017, at 9:00 am ET/8:00 am CT to discuss the fourth quarter preliminary results as well as recent corporate developments. Interested parties may participate in the call by dialing (201) 493-6744 or (877) 445-9755. Please call in 10 minutes before the conference call is scheduled to begin and ask for the Sterling Construction call. Following management’s opening remarks, there will be a question and answer session. Questions may be asked during the live call, or alternatively, you may e-mail questions in advance to Jennifer.Maxwell@strlco.com. The Company plans to issue audited results for the fourth quarter and year ended December 31, 2016 the first full week of March as well as offer full year 2017 guidance concurrent with the final 2016 results.

Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure projects in Texas, Utah, Nevada, Colorado, Arizona, California, Hawaii, and other states in which there are construction opportunities. Its transportation infrastructure projects include highways, roads, bridges, airfields, ports and light rail. Its water infrastructure projects include water, wastewater and storm drainage systems.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, federal, state and local government funding, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the Company does not undertake to update publicly its predictions or to make voluntary additional disclosures of nonpublic information, whether as a result of new information, future events or otherwise.

Contact: Sterling Construction Company, Inc. Jennifer Maxwell, Director of Investor Relations 281-951-3560	Investor Relations Counsel: The Equity Group Inc. Fred Buonocore, CFA 212-836-9607 Kevin Towle 212-836-9620